Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Workiva Inc. for the registration of Class A common stock and to the incorporation by reference therein of our reports dated February 20, 2019, with respect to the consolidated financial statements of Workiva Inc., and the effectiveness of internal control over financial reporting of Workiva Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Chicago, Illinois
August 12, 2019